                                                                    EXHIBIT 2(b)



                            STOCK PURCHASE AGREEMENT


                                  by and among

                                HEKS Corporation

                                       and

                       Graham-Field Health Products, Inc.,

                       Lumex/Basic American Holdings, Inc.

                        relating to the capital stock of

                         Hancock-Ellsworth Tanners,Inc.

                       Kroy Tanning Company, Incorporated

                                       and

                          Seagrave Leather Corporation






                                   Dated as of
                                January 27, 1998

                            STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT is made as of this 27th day of January, 1998, by and among HEKS CORPORATION, a Maine corporation (the "Purchaser"), on the one hand, and GRAHAM-FIELD HEALTH PRODUCTS, INC., a Delaware corporation ("GFHP"), LUMEX/BASIC AMERICAN HOLDINGS, INC., a Delaware corporation ("Lumex") (GFHP and Lumex collectively, the "Seller"), on the other hand; and relating to the purchase and sale of all the issued and outstanding capital stock of HANCOCK-ELLSWORTH TANNERS, INC., a Delaware corporation ("HEC"), KROY TANNING COMPANY, INCORPORATED, a Delaware corporation ("Kroy") and SEAGRAVE LEATHER CORPORATION, a Maine corporation ("Seagrave") (HEC, Kroy, and Seagrave collectively, the "Company").

                            ------------------------

      Lumex owns all of the issued and outstanding shares of stock of the Company, which in turn owns certain assets and real estate formerly used for the processing and manufacturing of leather and related products. The Seller is willing to sell to the Purchaser, and the Purchaser is willing to purchase from the Seller, upon the terms and conditions herein set forth, the Stock, as hereafter defined. Therefore, in consideration of the premises and the mutual benefits to be derived from this Agreement, the parties hereto, intending legally to be bound, hereby agree as follows:


                                   ARTICLE I
                          PURCHASE AND SALE OF STOCK

       1.1 Purchase and Sale. The Seller hereby sells, transfers, conveys, assigns and delivers to the Purchaser, and the Purchaser hereby purchases from the Seller, all of the issued and outstanding shares of common stock of HEC (par value $1.00), Kroy (par value $1.00), and Seagrave (par value $1.00) (collectively, the "Stock"), by delivery to the Purchaser of certificates representing the Stock, duly enclosed in blank or accompanied by duly executed stock powers in blank.


                                  ARTICLE II
                                 CONSIDERATION

       2.1 Consideration. The consideration to be paid by the Purchaser pursuant to this Agreement shall be ONE DOLLAR ($1.00) per share of Stock, for a total purchase price of ONE THOUSAND FOUR HUNDRED DOLLARS ($1,400.00) (the "Purchase Price"), to be payable in cash or equivalent immediately available funds at the Closing, as hereafter defined. The parties hereto acknowledge and agree that the Purchase Price is good and sufficient consideration for the Stock.



                                  ARTICLE III
                                    CLOSING

       3.1 Closing Time and Place. The closing of the transactions contemplated by this Agreement (the "Closing") is taking place concurrently with the execution and delivery of this Agreement at the offices of Verrill & Dana, One Portland Square, Portland, Maine, at 9:30 a.m. on January 27, 1998 (the "Closing Date"). At the Closing, the Seller is transferring good and sufficient instruments of transfer and assignment as are effective to vest in the Purchaser good and valid title to the Stock. Simultaneously, Purchaser is paying the Purchase Price in accordance with Section 2.1.


                                  ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES

       4.1 Representations and Warranties of the Seller. As a material inducement to the Purchaser to enter into and perform its obligations pursuant to this Agreement, the Seller represents and warrants as of the date hereof as follows:

             4.1.1 Organization and Good Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, in the case of HEC and Kroy, and Maine, in the case of Seagrave, and the Company is qualified as a foreign corporation in the State of Maine, in the case of HEC and Kroy, and the Company has corporate power to carry on its business as it is now being conducted.

             4.1.2 Ownership of Shares; Ownership Interests. Lumex owns all of the issued and outstanding shares of capital stock of the Company and all other equity securities of the Company, if any, and there are no outstanding securities or options, warrants or other rights to acquire any securities of the Company. All of the issued and outstanding shares of capital stock of the Company have been validly issued, fully paid and are nonassessable, and Lumex has full authority to vote such shares on all matters, if any, relating to the transactions contemplated by this Agreement. Set forth on Schedule 4.1.2 is a list of all capital stock, securities or other ownership interests owned or held by the Company in any subsidiary or other entity.

             4.1.3 Authorization. The execution and delivery by the Seller of this Agreement, and the consummation by the Seller of the transactions contemplated hereby and the performance of all of its obligations hereunder, have been duly authorized by all necessary action on the part of its Board of Directors, and this Agreement, when executed and delivered by the Seller, will be the valid and binding obligation of the Seller, enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of this Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and
       (ii) concepts of materiality, reasonableness, good faith and fair dealing.

             4.1.4 Title to Stock. Lumex has valid, marketable title to the Stock, in its own name, free and clear of all claims, liens, charges, encumbrances, and claimed interests of any kind of any other person or persons whatsoever, and has full right, power and authority to sell, transfer, assign and deliver the Stock to the Purchaser hereunder, without any required consent or approval by any other party.

             4.1.5 Non-Violation. The execution and delivery of this Agreement by the Seller, and the consummation by it of the transactions contemplated hereby, does not and will not violate the provisions of (i) any applicable laws of the United States, the State of Delaware, or the State of Maine, (ii) the Seller's Certificate of Incorporation, HEC and Kroy's Certificate of Incorporation, and Seagrave's Articles of Incorporation or the Seller's or the Company's Bylaws, or (iii) any order, judgment or decree or any other restriction of any kind or character applicable to the Seller or the Company. No default or breach will occur by virtue of the consummation of the transactions contemplated hereunder in any material respect under any contract, agreement, deed of trust, indenture or other instrument applicable to the Seller, and no rights of the Seller under any such existing contract, agreement, indenture, deed of trust, or other instrument will be limited, impaired or extinguished by virtue of the consummation of the transactions contemplated hereunder, nor will the consummation of the transactions contemplated hereunder result in the creation of any lien, charge or encumbrance upon the Stock.

             4.1.6 Tax Matters. Except as set forth on Schedule 4.1.6, the Seller has paid all taxes, interest and penalties due or assessed and owed by it relating to the Stock, and has duly filed all federal, state, local or other tax returns which are required to be filed. Except as set forth on Schedule 4.1.6, no proceedings or other actions which are still pending or open have been taken for the assessment or collection of additional taxes of any kind from the Seller or, to the Seller's knowledge, the Company, no statute of limitations in respect of any taxes has been waived or extended by or on behalf of the Seller or the Company, and no examination by the federal or any state taxing authorities or any other taxing authority is currently pending. Present taxes which the Seller or, to the Seller's knowledge, the Company is required by law to withhold or collect have been withheld or collected and have been paid over to the proper governmental authorities or are properly held by the Company for such payment and will be paid when due.

             4.1.8 Litigation. Except as disclosed on Schedule 4.1.8, no litigation, proceeding, investigation or claim is pending or, to the Seller's knowledge, threatened against or relating to the Stock nor does the Seller know of any basis for any such litigation, proceeding, investigation or claim. The Seller is not involved in and has not been served or put on notice of any litigation, claim, proceeding or governmental investigation pending or, to Seller's knowledge, threatened against or relating to the Company that will adversely affect the Seller's ability to consummate the transactions contemplated by this Agreement. To the Seller's knowledge, no investigation of the Seller has been conducted or is intended, nor remedial action taken or intended against the Seller, by any governmental authority, which would affect its ability to consummate the transactions contemplated by this Agreement. As used in this Agreement, the phrase "to the Seller's knowledge" shall mean knowledge of matters about which Irwin Selinger or Richard S. Kolodny know or had reason to know and shall not include the knowledge of Richard Larochelle and the other executive officers of the Company.

             4.1.9 Brokers. Except as set forth in Schedule 4.1.9, neither the Seller nor the Company has incurred any obligation to pay compensation or commissions to any broker or other intermediary in connection with the transactions contemplated hereby. The Seller will, independent of the provisions of Article V, indemnify the Purchaser and hold the Purchaser harmless without deduction or offset against payment of any such compensation or commissions.

             4.1.10 Disclosure. No representation or warranty by the Seller made herein, or in any Exhibit or Schedule hereto, contains any untrue statement of material fact, or omits to state a material fact necessary to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.

       4.2 Representations by the Purchaser. As a material inducement to the Seller to enter into and perform its obligations pursuant to this Agreement, the Purchaser represents and warrants, as of the date hereof and the Closing Date, as follows:

             4.2.1 Organization and Good Standing of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine and has corporate power to carry on its business as it is now being conducted and to enter into an perform its obligations pursuant to this Agreement.

             4.2.2 Authorization by the Purchaser. The execution and delivery by the Purchaser of this Agreement, and the consummation by the Purchaser of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Purchaser, and this Agreement, when executed and delivered by the Purchaser, will be the valid and binding obligation of the Purchaser, enforceable in accordance with its terms except as enforcement may be subject to laws relating to bankruptcy, insolvency and creditors' rights.

             4.2.3 Non-Violation. The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby, does not and will not violate the provisions of (i) any applicable laws of the United States, the State of Maine, or of any other state of jurisdiction in which the Purchaser does business, (ii) the Purchaser's Articles of Incorporation or Bylaws, or (iii) any order, judgment or decree or any other restriction of any kind or character applicable to the Purchaser. No default or breach will, by virtue of the consummation of the transactions contemplated hereunder, occur in any material respect under any material contract, agreement, deed of trust, indenture or other instrument applicable to the Purchaser.

             4.2.4 Litigation. The Purchaser is not involved in and has not been served or put on notice of any material litigation, proceeding or governmental investigation pending or threatened against or relating to the Purchaser that will adversely affect the Purchaser's ability to consummate the transactions contemplated by this Agreement.

             4.2.5 HSR Act. For purposes of section 7A of the Clayton Act, 15 U.S.C. Section 18a, and the rules and regulations thereunder, 16 C.F.R.
       Section 801.1 et seq., (i) the Purchaser is not "controlled" by any other entity and (ii) the Purchaser, including all entities which it "controls," does not have "annual net sales" or "total assets" of $10 million or more, as determined pursuant to such act and the rules and regulations promulgated thereunder.

             4.2.6 Nature of Purchase; Accredited Investor. (a) The Purchaser is acquiring the Stock for its own account for investment, not as a nominee or agent, and not with a view to the resale or distribution of the Stock or any part thereof, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. The Purchaser acknowledges that the sale of the Stock pursuant to this Agreement will not be registered under the Securities Act or any state securities or blue sky law, on the grounds that the offering and sale of the Stock contemplated by this Agreement are exempt from registration pursuant to exceptions available under such laws, and that the Seller's reliance upon such exemptions is predicated upon the Purchaser's representations set forth in this Agreement.

             (b) The Purchaser is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.

             4.2.7 Brokers. The Purchaser has incurred no obligation to pay compensation or commissions to any broker or other intermediary in connection with the consummation of the transactions contemplated hereby.

             4.2.8 Disclosure. No representation or warranty by the Purchaser herein contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein, in light of the circumstances in which they were made, not misleading.

                                    ARTICLE V
                                 INDEMNIFICATION

       5.1 Indemnification by the Seller. The Seller shall indemnify, defend, and save and hold harmless the Purchaser from and against any damage, liability, loss, expense or injury (including without limitation reasonable attorneys' fees and costs and expenses incident to any claim, suit, action or proceeding) suffered by the Purchaser in respect of any and all breaches of any representation, warranty, or nonfulfillment of any covenant by the Seller contained in this Agreement, including the Exhibits and Schedules hereto and any certificate or other instrument furnished or to be furnished to the Purchaser by or on behalf of the Seller or the Company.

       5.2 Indemnification by the Purchaser. The Purchaser shall indemnify, defend, and save and hold harmless the Seller from and against any damage, liability, loss, expense or injury (including without limitation reasonable attorneys' fees and costs and expenses incident to any claim, suit, action or proceeding), suffered by the Seller in respect of any and all breaches of any representation, warranty, or nonfulfillment of any covenant by the Purchaser made or contained in this Agreement, including the Exhibits and Schedules hereto and any certificate or other instrument furnished or to be furnished to the Seller by or on behalf of the Purchaser.

       5.3 Survival of Representations and Warranties; Limitations. The representations, warranties and covenants set forth in this Agreement shall survive the Closing. Notwithstanding any provision of law which may apply to limit the right to bring an action for indemnification under this Article V, no party shall assert any claim for indemnification hereunder later than June 30, 1999, except for claims relating to noncompliance with the covenants and undertakings set forth in this Agreement or any document constituting a Schedule or an Exhibit hereto, which may be asserted at any time subject to applicable statutes in respect thereof.

       5.4 Notice of Claims and Response. If the party seeking indemnification hereunder (for purposes of this Article V, the "Indemnified Party") shall demand indemnification hereunder against the other party (for purposes of this Article V, the "Indemnifying Party"), such Indemnified Party shall notify the Indemnifying Party of the facts and circumstances giving rise to such claim for indemnification. The Indemnified Party shall afford to the Indemnifying Party access to all records and information relating to such claim, facts and circumstances (except those matters privileged under applicable state or federal law or rules of evidence) reasonably necessary to permit the Indemnifying Party to evaluate the merits of such claim or the accuracy of such facts and circumstances. Within thirty (30) days after receipt of any such demand for indemnification, the Indemnifying Party shall by notice to the Indemnified Party acknowledge its obligation to indemnify the Indemnified Party in respect of such claim, fact or circumstance, or reject the demanded indemnification. A failure to respond to any such demand within said thirty day period shall be deemed to be a rejection of the demand.

       5.5 Opportunity to Cure. Notwithstanding any rejection of a demand for indemnification pursuant to Section 5.4, the Indemnifying Party shall be entitled, within thirty (30) days after notice of any demand for indemnification, at its sole cost and expense, to undertake to cure any circumstances or pay or settle any claim which is the subject of said notice, provided, however, that any indemnification hereunder with respect to such claim, fact or circumstance shall continue to be available notwithstanding such undertaking to cure.

       5.6 Resolution of Dispute as to Indemnification. Any dispute relating to indemnification may, at the election of any party, be resolved by an arbitration to be held at Portland, Maine, and to be conducted in accordance with the rules then in effect of the American Arbitration Association, except that the arbitrators shall be appointed as follows: (a) within fifteen (15) days after any rejection of a demand for indemnification, the parties jointly shall appoint a single arbitrator whose resolution of the dispute shall be conclusive, or (b) if the parties fail jointly to appoint a single arbitrator within said fifteen day period, either the Indemnified Party or the Indemnifying Party may appoint one arbitrator by notice to the other such party, and the other party shall name a second arbitrator within fifteen (15) days after receipt of such notice, whereupon the two arbitrators so named shall jointly select a third arbitrator within fifteen (15) days after the date of appointment of the second arbitrator, failing which the third arbitrator shall be appointed by the President of the American Arbitration Association. In the event that any party entitled to name the second arbitrator as set forth in this Section 5.6 fails to do so within the time period provided herein, the arbitrator appointed by the other party shall be the sole arbitrator. Any arbitrator or arbitrators shall promptly conduct an arbitration and render a decision resolving the dispute, and the parties agree to abide by the decision of any single arbitrator or by a decision of a majority of any three arbitrators appointed as aforesaid. The costs and expenses of any arbitrator shall be borne by the party appointing such arbitrator, except that the costs and expenses of any arbitrator jointly named or appointed as a third arbitrator shall be borne fifty percent by the Indemnified Party and fifty percent by the Indemnifying Party.

       5.7 Defense of Claims. Should any claims be made or suits or proceedings be instituted which, if successfully prosecuted, would give rise to any obligation to indemnify under this Article V, the control of the defense thereof shall be vested in the Indemnifying Party, and the Indemnified Party shall be entitled to participate in such defense. Notwithstanding the foregoing control of the defense provisions, no settlement of any claim, suit or proceeding which will result in liability pursuant to this Article V may be made without the consent of the party bearing such liability, which consent will not unreasonably be withheld.

       5.8 Limitations on Liability. Notwithstanding the foregoing, no payments in respect of any indemnification claim shall be required of any Indemnifying Party (i) unless and until and then only to the extent that the total amount of all indemnification claims payable by such Indemnifying Party has exceeded Two Hundred Fifty Thousand Dollars ($250,000), and (ii) to the extent that the total amount of all indemnification claims payable by such Indemnifying

Party will exceed Two Million Dollars ($2,000,000.00), provided, however, the limitations hereunder shall not apply to the parties' obligations set forth in Sections 7.12, 7.13, 7.14, and 7.15.

       5.9 Exclusive Remedy. The parties agree that, except for the representations contained in Sections 4.1.2, 4.1.3, 4.1.4, 4.1.5, 4.1.9, 4.2.2,
4.2.3, and 4.2.7, their sole and exclusive remedy for breach of Article IV shall be indemnification under this Article V. Except as otherwise provided in this Agreement, no party shall have a separate cause of action under contract, tort or otherwise except for a claim brought under, and subject to the limitations of, this Article V.



                                   ARTICLE VI
                       CLOSING DATE DELIVERIES AND ACTIONS

       6.1 Deliveries and Actions of the Seller. Simultaneously with the delivery of the Stock and the Purchase Price on the date hereof, Seller is taking the following actions or delivering to Purchaser the following items:

                 6.1.1 Delivery of Certificates. (a) a certificate dated the Closing Date and signed by the Secretary of the Seller as to the adoption of resolutions on behalf of the Board of Directors necessary to authorize the transactions contemplated by this Agreement, (b) a certificate dated the Closing date and signed by the Secretary or Clerk of Lumex and the Companies containing copies of Lumex's and the Company's Certificate of Incorporation and Bylaws as then in effect,
           (c) a certificate as to the legal existence and good standing of the Company and a certificate issued by the Secretary of State of each state in which the Company is qualified to transact business, if any, as to the qualification and good standing of the Company in each such state, (d) a certificate of tax clearance or similar certificate issued by the appropriate taxing authorities of the States of Maine and Delaware certifying that the Seller and the Company have paid all taxes due and payable in respect of the Stock and or the Company (or reasonably acceptable certification in lieu thereof if such official certificates are unavailable at the Closing), and (e) a certificate dated the Closing Date and signed by the Secretary of the Seller as to (i) the incumbency of any officers executing on behalf of the Seller, (ii) this Agreement and (iii) any document contemplated by this Agreement.

                 6.1.2 Contribution of Debt. Lumex is contributing to the capital of each of Kroy and Seagrave the indebtedness of Kroy and owing to Lumex.

                 6.2 Deliveries and Actions of the Purchaser. Simultaneously with the delivery of the Stock and the Purchase Price on the date hereof, Purchaser is taking the following actions or delivering to Seller the following items:

             6.2.1 Delivery of Certificates. (a) a certificate dated the Closing Date and signed by the Clerk of the Purchaser as to the adoption of resolutions on behalf of the Purchaser necessary to authorize the transactions contemplated by this Agreement, (b) a certificate issued by the Secretary of State of Maine as to the legal existence and good standing of the Purchaser, and (c) a certificate dated the Closing Date and signed by the Clerk of the Purchaser as to the incumbency of any officers executing this Agreement or any document contemplated by this Agreement on behalf of the Purchaser.


                                   ARTICLE VII
                                     GENERAL

       7.1 Confidentiality. Each party to this Agreement acknowledges that it has received or may have received information from other parties of a confidential or proprietary nature and, except for such information to be used by the Purchaser in the conduct of the Business after the Closing, each party agrees to maintain such information as confidential. The foregoing does not apply to the disclosure by the parties of the existence of this Agreement and the transaction contemplated hereunder.

       7.2 Further Assurances. (a) The parties hereto agree to execute and deliver, at any time after the Closing Date, any and all papers and documents which may be reasonably necessary to carry out the terms of this Agreement.

           (b) Following the Closing, each party shall afford the other party, its counsel, accountants, and professional advisors, during normal business hours, reasonable access to the properties, books, records and other data relating to the Company in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of tax returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any governmental or regulatory authority, (iv) the determination or enforcement of the rights and obligations of any party to this Agreement, (v) in connection with any actual or threatened litigation or proceeding, or (vi) other reasonable business purposes.

       7.3 Entire Agreement. The Exhibits and Schedules annexed hereto and delivered concurrently herewith shall be deemed to be incorporated into and made part of this Agreement. This Agreement, including said Exhibits and Schedules, contains the entire agreement between the parties hereto and there are no agreements, representations, or warranties which are not set forth herein. This Agreement may not be amended or revised except by a writing signed by all parties hereto, and no waiver hereunder shall be effective unless in writing.

       7.4 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, except as provided below, this Agreement and all rights hereunder may not be assigned except by written consent of all parties hereto. The foregoing notwithstanding, the Purchaser shall be entitled to assign all or any portion of its rights and/or obligations hereunder to a wholly-owned subsidiary of the Purchaser upon written notice thereof to the Seller.

       7.5 Separate Counterparts. This Agreement may be executed in several identical counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

       7.6 Transactional Costs. Each party to this Agreement shall be responsible for its own costs for any legal, accounting and other consulting services, if any, attendant to the transactions contemplated by this Agreement.

       7.7 Notices. All notices hereunder, to be effective, shall be in writing and shall be delivered by hand or by certified mail, postage and fees prepaid, or via facsimile transmission to the party to be notified as follows:

           (i)    If to the Purchaser, to:

                  Richard C. Larochelle
                  c/o Irving Tanning Company
                  3 Main Street
                  Hartland, ME 04943-0400
                  Facsimile No., (207)938-5100
                  with a copy to:

                  Alan D. MacEwan, Esq.
                  Verrill & Dana
                  One Portland Square
                  Portland, Maine  04112-0586
                  Facsimile No., (207)774-7499


            (ii)  If to the Seller, to:

                  Richard S. Kolodny, Esq., Vice President and General Counsel Graham-Field Health Products, Inc.
                  400 Rabro Drive East
                  Hauppauge, NY 11788
                  Facsimile No., (516)439-5635
            with a copy to:

               Robert S. Reder, Esq.
               Milbank, Tweed, Hadley & McCloy
               1 Chase Manhattan Plaza
               New York, New York 10005
               Facsimile No., (212)530-5219

unless and until notice of another or different address or facsimile number shall be given as provided herein. Notice shall be deemed to be given and received when delivered by hand or by courier service or, in the case of notice sent by certified mail, three (3) business days after deposited with the Canadian or the United States Postal Service, whichever shall apply.

            7.8 Severability. The provisions of this Agreement are severable, and the invalidity of any provision shall not affect the validity of any other provision.

            7.9 Index and Article Headings. The descriptive index and Article headings in this Agreement have been inserted solely for convenience of reference, and shall not be deemed to be a part of this Agreement.

            7.10 Publicity. After the Closing, the parties shall be entitled to make such public statements as each deems appropriate with regard to the transactions contemplated by this Agreement.

            7.11 Governing Law. The execution, interpretation, and performance of this Agreement shall be governed by the laws in effect in the State of New York.

            7.12 Seller Taxes. The Seller shall be liable for, and shall hold the Purchaser and the Company harmless from and against, any and all Taxes due or payable by the Company for any taxable year or tax period ending on or before the Closing Date. Taxes for which the Seller shall be liable and hold the Purchaser and the Company harmless under the preceding sentence shall include, without limitation, any liability for Taxes that arises because the Company ceases on the Closing Date to be a member of a group filing consolidated returns of which it had been a member and any and all Taxes due or payable by the Company or by the Purchaser resulting from or arising out of the transactions contemplated by this Agreement.

            7.13 Purchaser Taxes. The Purchaser and the Company shall be liable for, and shall hold the Seller harmless from and against, any and all Taxes due or payable by the Company or by the Seller with respect to the Company for any taxable year or tax period beginning after the Closing Date.

            7.14 Liquidation of Company Assets. The Purchaser covenants, with regard to the assets of the Company (all of which are listed on Schedule 7.14 attached hereto) (the

"Assets"), that the Purchaser shall liquidate the Assets in an orderly manner as it determines in its reasonable discretion, and shall expend the proceeds of such liquidation, net of expenses associated therewith (and other reasonable expenses), to discharge any and all environmental remediation costs and expenses. As soon as practicable following the Closing, the Purchaser shall contract with outside consultants to discharge the Company's environmental liabilities in a commercially reasonable manner.

            7.1.15 Irving Tanning Lease. The Purchaser or the appropriate subsidiary of the Purchaser (the "Subsidiary") shall enter into a lease with Irving Tanning Company substantially in the form attached hereto as Exhibit 7.15 (the "Lease"). The Purchaser further covenants and agrees that it will not terminate, modify any material terms of, nor assign or permit assignment of, the Lease by either party without the prior written consent of the Seller. The Purchaser shall expend, or cause the Subsidiary to expend, the rents received thereunder, net of expenses associated therewith (and other reasonable expenses), to discharge any and all environmental remediation costs and expenses.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representative as an instrument under seal as of the day and year first above written.



WITNESS:                                     SELLER:

                                             GRAHAM-FIELD HEALTH PRODUCTS,
                                              INC.

____________________________                 By:  ______________________________
                                             Its: ______________________________

                                             LUMEX/BASIC AMERICAN
                                              HOLDINGS, INC.

____________________________                 By:________________________________
                                             Its:_______________________________

                                             PURCHASER:

                                             HEKS CORPORATION

____________________________                 By:  ______________________________
                                             Its: ______________________________